UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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FLEXSTEEL INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLEXSTEEL INDUSTRIES, INC.
P.O. Box 877
Dubuque, Iowa 52004-0877

October 26, 2016

Office of the Chair of the Board

Dear Shareholder:

You are cordially invited to attend the Annual Shareholders’ Meeting of Flexsteel Industries, Inc. on Monday, December 5, 2016, at 2:00 p.m. We welcome the opportunity to meet with those of you who find it convenient to attend.

Time will be provided for shareholder questions regarding the affairs of the Company and for discussion of the business to be considered at the meeting as explained in the notice and proxy statement which follow. Directors and other Company executives expect to be available to talk individually with shareholders after the meeting. No admission tickets or other credentials are currently required for attendance at the meeting, but we may request to see some identification to establish that you are a shareholder of the Company.

We have elected to take advantage of the “notice and access” rules of the Securities and Exchange Commission to furnish most of our shareholders with proxy materials over the Internet. These rules allow us to provide you with the information you need, while reducing printing and delivery costs.

Your vote on the proposals is important. Whether or not you attend the meeting, we encourage you to vote your shares in order to make certain that you are represented at the meeting. You may vote over the Internet, as well as by telephone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card.

Sincerely,

Lynn J. Davis
Chair of the Board

Record Date:	October 10, 2016
Date of Meeting:	December 5, 2016
Time:	2:00 p.m.
Place:	Flexsteel Global Headquarters
385 Bell St.
Dubuque, IA 52001

IMPORTANT

Whether you own one share or many, each shareholder is urged to vote by Internet or telephone, or, if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

FLEXSTEEL INDUSTRIES, INC.
P.O. Box 877
Dubuque, Iowa 52004-0877

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held December 5, 2016

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Flexsteel Industries, Inc. will be held at Flexsteel Global Headquarters, 385 Bell St, Dubuque, Iowa 52001, on Monday, December 5, 2016 at 2:00 p.m. for the following purposes:

1.	To elect three (3) Class III Directors to serve until the year 2019 Annual Meeting and until their respective successors have been elected and qualified or until their earlier resignation, removal or termination.

2.	Advisory vote to approve executive compensation.

3.	To consider a proposal to amend Article IV of the Amended and Restated Articles of Incorporation regarding authorized capital.

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

October 10, 2016 has been fixed as the record date for the determination of common shareholders entitled to notice of, and to vote at, the meeting. Only holders of record at the close of business on that date will be entitled to vote at the meeting or any adjournments or postponements of the meeting.

Whether or not you plan to attend the meeting, please vote by Internet or telephone, or, if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Timothy E. Hall
Secretary

October 26, 2016

IMPORTANT

Please vote by Internet or telephone, or, if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.

FLEXSTEEL INDUSTRIES, INC.
P.O. Box 877
Dubuque, Iowa 52004-0877

PROXY STATEMENT
Annual Meeting of Shareholders to be Held December 5, 2016

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement and the accompanying proxy are solicited on behalf of the Board of Directors, referred to as the “Board”, of Flexsteel Industries, Inc. to be used at the Annual Meeting of Shareholders to be held on Monday, December 5, 2016, and any adjournments or postponements of the meeting, for the purposes set forth in the notice of meeting accompanying this proxy statement. The Company will pay the cost of the solicitation of proxies.

The mailing address of the corporate office and principal executive office of the Company is P.O. Box 877, Dubuque, IA 52004-0877. The approximate date on which this proxy statement and accompanying proxy card are first available to shareholders is October 26, 2016.

Meeting Purposes

At the meeting, shareholders will elect three (3) Class III directors, Jeffrey T. Bertsch, Michael J. Edwards, and Nancy E. Uridil for three-year terms expiring at the shareholders meeting in 2019. In addition, we are asking shareholders to approve by advisory vote, the compensation of our named executive officers. Lastly, we are asking shareholders to consider a proposal to amend Article IV of our Amended and Restated Articles of Incorporation regarding authorized capital. We do not expect that any other business, except for routine or procedures matters, will be brought up at the meeting. If any other business is properly brought up at the meeting, the persons named in the enclosed proxy will have authority to vote on these matters at their discretion.

Proxy Materials Available on Internet

In an effort to reduce the cost of delivering the proxy materials to our shareholders, we are making the materials available to our shareholders on the Internet. On October 26, 2016, we sent shareholders a one-page “Notice of Internet Availability of Proxy Materials,” which included instructions on how to access our proxy materials on the Internet. The proxy materials, consisting of this proxy statement and our fiscal 2016 annual report to shareholders, are available at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote your shares. By making the materials available through the Internet, we expect to reduce our costs, conserve natural resources, and expedite the delivery of the proxy materials. However, if you prefer to receive hard copies of the proxy materials, please follow the instructions included on the Notice of Internet Availability of Proxy Materials.

Voting

Only shareholders of record at the close of business on October 10, 2016, the record date, will be eligible to vote. There is only one class of stock entitled to vote at the meeting, our common stock, $1.00 par value, of which there were 7,774,309 shares outstanding on the record date. A quorum, which is a majority of the outstanding shares, is needed to conduct a meeting. Each share is entitled to one vote for each director position; cumulative voting is not available. We encourage you to vote by telephone or on the Internet. If your shares are held in your name, you can vote by telephone or on the Internet by following the instructions on the proxy card or as explained in the Notice of Internet Availability of Proxy Materials. If you are a beneficial holder with your shares held in the name of your broker, bank, or other financial institution, you will receive telephone or Internet voting instructions from the institution. If you received a paper copy of the proxy materials, you may vote your shares by signing and dating each proxy card you received and returning the cards in the enclosed envelope. The proxies will be voted according to your directions on the proxy card. If you return a signed card without specifying your vote, your shares will be voted:

•	FOR the election of Jeffrey T. Bertsch, Michael J. Edwards, and Nancy E. Uridil (Proposal I).

•	FOR approval of the compensation of our named executive officers (Proposal II).

•	FOR approval to amend Article IV of our Amended and Restated Articles of Incorporation regarding authorized capital (Proposal III).

If you sign and return your proxy card, your shares will be voted on any other business that properly comes before the meeting as determined by the persons named in the proxy. We urge you to sign, date, and return your proxy card promptly, or vote by telephone or on the Internet, even if you plan to attend the meeting in person. If you do attend in person, you will be able to vote your shares at the meeting even if you previously signed a proxy card or voted by telephone or on the Internet. However, if you hold your shares in street name you must request a legal proxy from your broker or nominee to vote in person at the Annual Meeting.

Shares Held by Broker

If you hold your shares through a broker, bank, or other financial institution, you will receive your proxy materials and voting instructions from the institution. Under New York Stock Exchange rules, your broker, bank, or financial institution will not vote your shares for any of the proposals without your specific instructions. To ensure your vote is counted, you must provide directions to your broker, bank, or financial institution by following its instructions.

Changing Your Vote

If you wish to change your vote, you may do so by submitting a new vote by proxy, telephone, Internet, or in person at the meeting. A later vote will cancel an earlier vote. For example, if you vote by Internet and later vote by telephone, the telephone vote will count, and the Internet vote will be canceled. If you wish to change your vote by mail, you should request a new proxy card from our Secretary at P.O. Box 877, Dubuque, Iowa 52004-0877. Your last vote received before the meeting will be the only one counted. You may also change your vote by voting in person at the meeting. Your vote at the meeting will count and cancel any previous vote.

Vote Required

Votes cast by proxy or in person will be counted by the inspector of election appointed for the meeting who will be present at the meeting. The affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote is required for the election of the director nominees named in this proxy statement. In determining a quorum, a “WITHHELD” vote will be counted, but will not be voted in favor of the nominee with respect to whom authority has been withheld. The three nominees that receive the highest number of “FOR” votes will be elected.

To be approved, the non-binding advisory proposal to approve the compensation of our named executive officers requires the affirmative vote of a majority of votes cast on the proposal.

To be approved, amending Article IV of our Amended and Restated Articles of Incorporation regarding authorized capital, requires the affirmative vote of two-thirds of votes cast on the proposal.

While the Board knows of no other matter to be presented at the meeting or any adjournment or postponement of the meeting, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxies.

Number of Copies Sent to Household

For two or more shareholders sharing the same address, that do not participate in the electronic delivery of proxy materials, we only send your household a single copy of our annual report and proxy statement unless you previously withheld your consent to “householding” or instruct us otherwise. Householding saves us the expense of mailing duplicate documents to your home and conserves our natural resources, and we hope that receiving one copy rather than multiple copies is more convenient for you. However, we will promptly provide additional copies of our fiscal 2016 annual report or this proxy statement to the other shareholders in your household if you send a written request to: Office of the Secretary, Flexsteel Industries, Inc., P.O. Box 877, Dubuque, Iowa 52004-0877, or you may call us at 563-585-8392 to request additional copies. Copies of the annual report, proxy statement, and other reports we file with the SEC are also available on our website at http://www.flexsteel.com/content/investors or through the SEC’s website at www.sec.gov.

You may revoke your consent to householding at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

More Information about Voting Your Shares

Information regarding the proxy process is available from the SEC on its website at: https://www.sec.gov/spotlight/proxyprocess.htm

PROPOSAL I
ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation permit the election of thirteen Directors. The Board currently consists of eight persons divided into three classes. At each Annual Meeting the terms of one class of Directors expire and persons are elected to that class for terms of three years or until their respective successors are duly qualified and elected or until their earlier resignation, removal or termination. The Nominating and Governance Committee believes that, as a group, the nominees below bring a diverse range of backgrounds, experiences and perspectives to the Board’s deliberations.

Set forth below is information with respect to all Board members, including the nominees, their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a Flexsteel director and their age as of September 30, 2016.

The Board of Directors believes that the directors listed below come from a wide variety of business backgrounds, possess highly ethical standards, uncompromising integrity, operate in the best interest of the shareholders and the majority are independent as defined by the NASDAQ Stock Market listing standards.

The Board has determined that the Board shall consist of 8 members and has nominated, based on the recommendation of the Nominating and Governance Committee, Jeffrey T. Bertsch, Michael J. Edwards, and Nancy E. Uridil for election as Class III Directors of the Company. Lynn J. Davis, will not stand for re-election at the Annual Meeting. The Board nominates Michael J. Edwards to stand for election as a Class III director, to fill the vacancy. The Board consulted Park Avenue Advisors to assist with its director search based on criteria set forth in the “Corporate Governance” section under “Nominating Matters.”

All nominees with the exception of Michael J. Edwards have been previously elected by the shareholders. The Class III Directors’ next term expires at the 2019 Annual Meeting or upon their respective successors being elected and qualified or until their earlier resignation, removal or termination. It is the intention of the proxies named herein to vote FOR these nominees unless otherwise directed in the proxy.

DIRECTORS NOMINATED FOR ELECTION AND RE-ELECTION, CLASS III

Jeffrey T. Bertsch Age 61 Director since 1997

Retired Senior Vice President Corporate Services, 2004 to 2015, Flexsteel Industries, Inc., Vice President Corporate Services, 1989 to 2004, Flexsteel Industries, Inc.; Director, American Trust and Savings Bank (an Iowa bank).

Mr. Bertsch brings knowledge of Flexsteel culture and provides insight and perspective on operations, finance, supply-chain management and information technology.

Michael J. Edwards Age 56 Director nominee

Chief Executive Officer, 2015 to present, eBags.com (a leading bag retailer); Head of Global Manufacturing, 2012 to 2015, Staples (an office supplies retailer); President and Chief Executive Officer, 2010 to 2011, Executive Vice President and Chief Merchandising Officer, 2009 to 2010, Borders Group, Inc. (a book and music retailer). Borders Group, Inc. filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on February 16, 2011.

Mr. Edwards brings experience in manufacturing, merchandising and general management.

Nancy E. Uridil Age 64 Director since 2010

Retired Senior Vice President, 2005 to 2014, Moen Incorporated (fashion plumbing and durable goods); Senior Vice President, 2000 to 2005, Estee Lauder Companies (cosmetics and hair care); Senior Vice President, 1996 to 2000, Mary Kay, Inc. (cosmetics and direct selling); Multiple positions,1974 to 1996, Procter & Gamble Co. (consumer goods manufacturer). Director, Federal Home Loan Bank of Cincinnati;

Ms. Uridil brings experience in strategic planning, building global brands, general management, operational expertise in all aspects of global supply chains, and human resources.

Ms. Uridil is the Chair of the Nominating and Governance Committee and serves on the Compensation Committee.

DIRECTORS CONTINUING TO SERVE WHOSE TERMS EXPIRE AT THE 2017 ANNUAL MEETING, CLASS I

Karel K. Czanderna Age 60 Director since 2012

President and Chief Executive Officer, July 2012 to present, Flexsteel Industries, Inc.; Group President of Building Materials, 2008 to 2011, Owens Corning (a global producer of building materials, glass-fiber reinforcements and engineered materials for composite systems); Vice President and General Manager of KitchenAid, Jenn-Air, cooking and refrigeration, 2002 to 2008, Whirlpool Corporation (a manufacturer and marketer of home appliances).

Ms. Czanderna brings experience in marketing, product development, global supply chain, human resources and general management.

Thomas M. Levine Age 67 Director since 2010

Independent Management Advisor, 1995 to present; Executive Vice President, 1982 to 1999, Fostin Capital Corp (a venture capital investment management company); Vice President, 1982 to 1994, Foster Industries, Inc. (a private investment company); Partner, 1980 to 1982, Associate, 1974 to 1979, Berkman Ruslander Pohl Lieber & Engel (a corporate law firm).

Mr. Levine brings experience in general management, business and legal matters.

Mr. Levine is a member of the Nominating and Governance and Audit and Ethics Committees. The Board has determined that he is an “audit committee financial expert” as defined by SEC rules.

Robert J. Maricich Age 66 Director since 2010

Chief Executive Officer, May 2011 to present, International Market Centers, L. P. (owner and operator of markets and showrooms for the furniture, home décor and gift industries in High Point, NC and Las Vegas, NV); President and Chief Executive Officer, 2008 to 2011, of the predecessor company, World Market Center Ventures LLC; President and Chief Executive Officer, 2000 to 2007 and Senior Vice President, 1996 to 1999, Century Furniture Industries, Inc. (a furniture manufacturer); President, 1990 to 1996 of two operating companies of LADD Furniture Co., Inc. (a furniture manufacturer).

Mr. Maricich brings experience in engineering, manufacturing, product development, sales and marketing and general management.

Mr. Maricich is a member of the Compensation Committee and the Audit and Ethics Committee. The Board has determined that he is an “audit committee financial expert” as defined by SEC rules.

DIRECTORS CONTINUING TO SERVE WHOSE TERMS EXPIRE AT THE 2018 ANNUAL MEETING, CLASS II

Mary C. Bottie Age 58 Director since 2003

Retired Vice President, Motorola, Inc. Marketing and General Management (a public integrated communications and embedded electronic solutions company).

Ms. Bottie brings expertise in general management, operations, marketing, sales and human resources.

Ms. Bottie is Chair of the Compensation Committee, is a member of the Nominating and Governance Committee and has served on the Audit and Ethics Committee.

Eric S. Rangen Age 59 Director since 2002

Executive Vice President- Strategic Initiatives, August 2015 to present, Optum (part of UnitedHealth Group), Senior Vice President and Chief Accounting Officer, 2006 to August 2015, UnitedHealth Group (a public diversified health and well-being company); Executive Vice President and Chief Financial Officer, 2001 to 2006, Alliant Techsystems Inc. (a public advanced weapons and space systems company); Partner 1994 to 2001, Deloitte & Touche LLP (an international accounting firm); Director and Audit Committee Chair, 2015 to present, International Market Centers, L.P. (owner and operator of markets and showrooms for the furniture, home décor and gift industries in High Point, NC and Las Vegas, NV); Director and Audit Committee Chair, 2009 to 2011, Global Defense Technology & Systems Incorporated (a public company that provided mission-critical, technology based systems, solutions and services for national security agencies and other programs of the United States government- sold in 2011).

Mr. Rangen brings experience in finance, general management, and human resources.

Mr. Rangen is Chair of the Audit and Ethics Committee. The Board has determined that he is an “audit committee financial expert” as defined by SEC rules. Mr. Rangen has served on the Compensation Committee.

All nominees named above have consented to serve as Directors if elected. In the event that any of the nominees should fail to stand for election, the persons named as proxy in the enclosed form of proxy intend to vote for substitute nominees as may be selected by the Board. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

The Board recommends a vote FOR its Director nominees named in this Proxy Statement. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

PROPOSAL II

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act requires public companies to conduct a separate shareholder advisory vote on executive compensation as disclosed in the Executive Compensation/Compensation Discussion and Analysis section, including the compensation tables and related narrative of the annual Proxy Statement. While this advisory vote, commonly referred to as a “say-on-pay” vote, is non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation programs. At the 2013 shareholders’ meeting, our shareholders approved our recommendation to perform a say-on-pay vote every three years.

Based on the aforementioned Executive Compensation/Compensation Discussion and Analysis, and in accordance with Section 14A of the Securities Exchange Act, we are asking shareholders to approve the following advisory resolution at the 2016 Annual Meeting:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Executive Compensation/Compensation Discussion and Analysis section, including the compensation tables and the related narrative disclosure in the Proxy Statement for the Company’s 2016 Annual Meeting.

The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of our named executive officers.

PROPOSAL III

APPROVAL OF AMENDMENTS TO THE AMENDED AND RESTATED

ARTICLES OF INCORPORATION

The Company is proposing an amendment to its Amended and Restated Articles of Incorporation to eliminate the specifically designated shares of preferred stock. The Company currently has authorized 15,000,000 shares of common stock, $1 par value, of which there are 7,774,309 shares outstanding as of October 10, 2016; 60,000 cumulative preferred shares, $50 par value, and 70,000 preferred shares, $1 par value. There are no preferred shares outstanding.

The Board believes it is in the best interest of the Company to modify its capital structure and cancel the authorized preferred stock. The preferred shares are no longer necessary as a capital component and the specific terms of the preferred shares significantly limit any likelihood that the Company would issue these preferred shares in the future. In addition, the amendment does not affect the Company’s compensation plans. The current authority of the Board to issue preferred stock may potentially have an anti-takeover effect by making it more difficult to obtain shareholder approval of various transactions. For example, the Board could authorize preferred stock and issue it to another person or entity to make it more difficult for another entity to obtain control of the Company. The Board believes it has sufficient other protections to defend the long-term interest of its shareholders in the event of an unsolicited offer for the Company.

Our Board recommends that Article IV of the Amended and Restated Articles of Incorporation be amended to read as follows:

“ARTICLE IV. Authorized Capital. The total authorized number of shares of this corporation is 15,000,000 par value $1.00 per share. Each common share is entitled to one vote.”

An affirmative vote of two-thirds of the voting power of shares present and entitled to vote is required to approve this Proposal Number III.

The complete text of the proposed Amended and Restated Articles of Incorporation reflecting the amendment proposed in this Proxy Statement is set forth in Appendix A.

The Board recommends a vote FOR the proposal to approve the amendments to the Amended and Restated Articles of Incorporation. Unless otherwise specified, the proxies solicited by the Board will be voted FOR the proposal.

DIRECTOR COMPENSATION

Changes to Director Compensation

The Compensation Committee has the responsibility for reviewing and recommending to the Board compensation for non-executive directors. As part of its 2016 review, the Compensation Committee engaged Meridian Compensation Partners, LLC to provide competitive market data and advice regarding non-executive director compensation. In connection with this review, the Board made the following changes effective December 2015 to position Flexsteel non-executive director compensation within a competitive range of the median practices among our peers:

—	Increased annual cash retainer from $35,000 to $40,000;
—	Increased Board Chair supplemental retainer from $25,000 to $35,000;
—	Replaced stock option grant with annual stock grant valued at $50,000;
—	Eliminated all individual Committee meeting fees;
—	Increased Audit & Ethics Committee Chair retainer from $10,000 to $15,000;
—	Established Committee Member retainers of $7,500, $4,000 and $4,000 for the Audit & Ethics, Compensation and Nominating & Governance Committees, respectively; and
—	Implemented share ownership guidelines for non-executive directors requiring the ownership of shares equal to three times each director’s annual cash retainer

Annual Compensation

Our non-executive directors received annual compensation as shown in the table below. There are no additional meeting fees. The Board Chair and members of our committees receive additional compensation due to the workload and broad responsibilities of these positions. All compensation is paid quarterly.

The following table sets forth the cash and non-cash compensation for fiscal 2016 awarded to or earned by each of our directors who is not also a named executive officer.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Lynn J. Davis – Board Chair	70,750	37,500	108,250
Jeffrey T. Bertsch (4)	20,000	25,000	45,000
Mary C. Bottie	47,875	37,500	85,375
Robert E. Deignan (5)	21,000	12,500	33,500
Thomas M. Levine	50,375	37,500	87,875
Robert J. Maricich	50,375	37,500	87,875
Eric S. Rangen	51,500	37,500	89,000
James R. Richardson (5)	18,250	12,500	30,750
Nancy E. Uridil	50,625	37,500	88,125

(1)

As of June 30, 2016, each Director who is not an employee had the following stock options outstanding; Mr. Davis,  20,500 options; Mr. Bertsch, 16,700 options; Ms. Bottie, 5,500 options; Mr. Deignan, 10,500 options; Mr. Levine, 8,000 options; Mr. Maricich, 5,500 options; Mr. Rangen, 19,250 options; and Ms. Uridil, 13,000 options.

(2)

Each non-executive Director is paid a retainer at the rate of $40,000 per year. In addition, the Chair of the Board is paid an additional retainer of $35,000 per year. The Audit & Ethics Committee Chair is paid a retainer of $15,000. The Compensation Committee Chair and the Nominating and Governance Chair are each paid a retainer of $7,500.  Audit and Ethics Committee members are paid a retainer of $7.500. Compensation Committee and Nominating and Governance Committee members are paid a retainer of $4,000.

(3)	Effective December 2015, each Director receives a stock grant in four quarterly amounts of $12,500, with no additional vesting requirements.
(4)	Mr. Bertsch retired as an executive officer on December 31, 2015. The compensation shown was earned during the period January 1, 2016 through June 30, 2016.
(5)	The compensation shown for Mr. Deignan and Mr. Richardson was earned during the period July 1, 2015 through December 7, 2015.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors is currently comprised of eight members. During the fiscal year ended June 30, 2016, four meetings of the Board were held. All of the directors of the Company attended 100% of the meetings of the Board and the committees on which they served. The Company does not have a formal policy regarding attendance by Board members at the Company’s annual meetings, but the Board encourages all its members to attend the annual meeting of shareholders. All members of the Board of Directors attended the prior year’s annual meeting.

The Board has determined that the following directors, which constitute a majority of the Board of Directors, are independent directors as defined by The NASDAQ Stock Market listing standards: Mary C. Bottie, Lynn J. Davis, Thomas M. Levine, Robert J. Maricich, Eric S. Rangen and Nancy E. Uridil. Director nominee, Michael J. Edwards, is an independent director pursuant to NASDAQ rules. The independent directors meet periodically in executive session as part of a Board meeting.

Board Leadership Structure

The Board elected an independent director, Mr. Davis, to serve as Chair of the Board. Our Bylaws provide that the Chair of the Board may be an independent director or the Chief Executive Officer of the Company. In making leadership determinations, the Board considers many factors including the specific needs of the business and what is in the best interest of our shareholders. The Board believes that presently it is in the best interest of the Company that the positions of Chair of the Board and Chief Executive Officer are separate. The Board believes that this separation is presently appropriate as it allows the Chief Executive Officer to focus primarily on leading our day-to-day operations while the Chair of the Board can focus on leading the Board.

Ability of Shareholders to Communicate with the Board of Directors

The Board has provided the means by which shareholders may send communications to the Board or to individual members of the Board. Such communications, whether by letter, email or telephone should be directed to the Secretary of the Company who will forward them to the intended recipients. However, unsolicited advertisements or invitations to conferences or promotional material, in the discretion of the Secretary, may not be forwarded to the directors.

Risk Oversight

The Board of Directors is responsible for consideration and oversight of risks facing Flexsteel. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees, regularly review strategic, operational, financial, compensation and compliance risks with senior management. The Audit and Ethics Committee performs a central oversight role with respect to financial and compliance risks, and reports on its findings at each regularly scheduled meeting of the full Board. The Audit and Ethics Committee is responsible for assessing risk related to our capital structure, significant financial exposures, risk management and major insurance programs. The Audit and Ethics Committee regularly evaluates financial risk associated with such programs. The Compensation Committee considers risk in connection with its design of compensation programs for our executives.

Committees of the Board

Subject to our Bylaws, applicable law and regulatory requirements, the Board may establish additional or different committees from time to time. Our Board of Directors has established three standing committees: Audit and Ethics Committee, Compensation Committee, and Nominating and Governance Committee. The charters of all three committees are available at www.flexsteel.com in the Investors section. The principal duties of the three committees are set forth below.

Audit and Ethics Committee – Appoints and confers with the independent registered public accounting firm on various matters, including the scope and results of the audit; authorizes special reviews or audits; reviews and approves quarterly and annual SEC filings; reviews internal auditing procedures and the adequacy of internal controls; and reviews policies and practices relating to compliance with laws, conflicts of interest and ethical standards of the Company. The Committee held four meetings during the fiscal year ended June 30, 2016. The Committee members are Eric S. Rangen - Chair, Thomas M. Levine and Robert J. Maricich and the Board has determined that all three members of the Audit and Ethics Committee qualify as “audit committee financial experts” within the meaning of the Securities Exchange Act of 1934, as amended, referred to as the “1934 Act”.

Compensation Committee – Makes recommendations regarding Board compensation; reviews performance, compensation and benefits of all executive officers; determines stock option grants; and develops and maintains succession planning policies and criteria for executive officers. The Committee held two meetings during the fiscal year ended June 30, 2016. The Committee members are Mary C. Bottie - Chair, Robert J. Maricich and Nancy E. Uridil. The Board believes all Committee members are independent as defined by the NASDAQ Stock Market listing standards.

Nominating and Governance Committee – Recommends directors and reviews qualifications of director candidates; evaluates Board performance; develops and recommends a succession plan for the Board; reviews and recommends the practices, policies and procedures of the Board; conducts new Board member orientation and ongoing education for Board members; and reviews corporate responsibility, diversity and sustainability. The Committee held four meetings during the fiscal year ended June 30, 2016. The Committee members are Nancy E. Uridil – Chair, Mary C. Bottie and Thomas M. Levine.

Code of Ethics

The Company has a written code of ethics titled Guidelines for Business Conduct. The code of ethics applies to the Company’s directors and employees including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The code of ethics includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code of ethics. The Guidelines for Business Conduct is available on the Company’s website at http://www.flexsteel.com/content/investors in the Corporate Governance section. The Company intends to post any amendments to or waivers of its code of ethics (to the extent applicable to the Company’s Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) at this location on its website.

Related Party Transaction Policy

The Audit and Ethics Committee of the Board of Directors has adopted a written policy regarding transactions with related parties. In accordance with the policy, the Audit and Ethics Committee is responsible for the review and approval of all transactions with related persons that are required to be disclosed under the rules of the Securities and Exchange Commission. Under the policy, a “related person” includes any of the Flexsteel directors or executive officers, certain shareholders and any of their respective immediate family members. The policy applies to transactions in which Flexsteel is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Under the policy, all material information related to any covered transaction is to be disclosed to the Audit and Ethics Committee. The Audit and Ethics Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable, on terms no less favorable to Flexsteel than could be obtained in a comparable arms-length transaction with an unrelated third party and in the best interests of Flexsteel.

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation Committee are Mary C. Bottie, Chair, and Nancy E. Uridil, neither of which is, or has been, an officer of the Company. Robert J. Maricich is also a member of the Compensation Committee and served as an officer of the Company from May 1, 1989 to July 12, 1989. No executive officer of the Company served as a director of another entity that had an executive officer serving on the Company’s compensation committee. No executive officer of the Company served as a member of the compensation committee of another entity which had an executive officer who served as a director of the Company.

Stock Option Granting Policy

The Compensation Committee has formalized its stock option granting practices by adopting a policy for the grant of stock options. The policy reflects the Compensation Committee’s long-standing approach to stock option grants described in the Compensation Discussion & Analysis section under Omnibus Stock Plan. In addition, the policy provides, among other things, that all grants of stock options must be approved by the Compensation Committee or its designee; stock options may not be granted to a current director, officer or employee during any quarterly or other blackout period as defined in our insider trading policy; the grant date for each option will be the date of the Compensation Committee meeting at which action was taken to approve the stock option; the exercise price for the stock option will be equal to the last sale price per share of our common stock as reported on The NASDAQ Stock Market on the grant date; specifies procedures for granting stock options to newly hired executives; and that any program, plan or practice to time or select the grant dates of stock options in coordination with the release by us of material non-public information is prohibited.

Stock Ownership Guidelines

In July 2016, the Board adopted Stock Ownership Guidelines for its Section 16 executive officers, non-employee directors of the Board, officers of the Company, and all other employees that receive stock based compensation. These individuals are expected to own Flexsteel shares of common stock in the following amounts:

•	Directors:	Three times annual director cash compensation
•	Executive Directors:	Two times base salary
•	Officers:	Base salary
•	Key Associates:	One-half of base salary

Ownership includes direct ownership, joint ownership by participant or their spouse, and indirect ownership through a trust, partnership, limited liability company or other entity for the benefit of the participant or spouse. In addition, ownership includes restricted stock awards and intrinsic value of unexercised stock options acquired under Flexsteel’s equity plans.

Nominating Matters

The Nominating and Governance Committee of the Board of Directors is responsible for making recommendations to the Board concerning nominees for election as directors and nominees for Board vacancies. When assessing a director candidate’s qualifications, the Nominating and Governance Committee considers the candidate’s expertise in finance, general management, human resources, legal, marketing, sales, operations, manufacturing, supply-chain, company culture, and their independence, high ethical standards, and uncompromising integrity. In addition, the Nominating and Governance Committee looks at the overall composition of the Board and how a candidate would contribute to the overall synergy and collaborative process of the Board. The Nominating and Governance Committee has not established specific minimum eligibility requirements for candidates other than high ethical standards, uncompromising integrity, commitment to act in the best interests of the shareholders, requirements relating to age and ensuring that a substantial majority of the board remains independent.

In addition to the considerations described above, our Nominating and Governance Committee considers diversity in its evaluation of candidates for Board membership. Although the Company has no formal diversity policy, the Board believes that diversity with respect to factors such as background, experience, skills, race, gender and national origin is an important consideration in board composition. The Nominating and Governance Committee discusses diversity considerations in connection with each candidate, as well as on a periodic basis in connection with the composition of the Board as a whole.

If the Nominating and Governance Committee approves a candidate for further review following an initial screening, the Nominating and Governance Committee will establish an interview process for the candidate. Generally, the candidate will meet with the members of the Nominating and Governance Committee, along with our Chief Executive Officer. Contemporaneously with the interview process, the Nominating and Governance Committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The Nominating and Governance Committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full Board. The Nominating and Governance Committee will also take into consideration the candidate’s personal attributes, including, without limitation, personal integrity, loyalty to and concern for the success and welfare of the Company and its shareholders, willingness to apply sound and independent business judgment, awareness of a director’s vital part in good corporate citizenship and image, time available for meetings and consultation on Company matters and willingness to assume broad, fiduciary responsibility.

Recommendations for candidates to be considered for election to the Board at our annual shareholder meetings may be submitted to the Nominating and Governance Committee by our shareholders. Candidates recommended by our shareholders will be considered under the same standards as candidates that are identified by the Nominating and Governance Committee. Any nominations for director to be made at an annual meeting of shareholders must be made in accordance with the requirements described in the section of this Proxy Statement entitled Proposals by Shareholders. To enable the committee to evaluate the candidate’s qualifications, shareholder recommendations must include the following information:

•	The name, age, business address and, if known, residence address of each nominee proposed in such notice;

•	The principal occupation or employment of each such nominee; and

•	The number of shares of stock of the Company, which are beneficially owned by each such nominee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on its review of the copies of such reports received by it, the Company believes that during fiscal year 2016, all filing requirements applicable to its executive officers, directors and owners of more than 10% of the Company’s common stock have been met.

Audit and Ethics Committee Report

The Audit and Ethics Committee has reviewed and discussed the audited financial statements with management. The Audit and Ethics Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Audit and Ethics Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit and Ethics Committee concerning independence and has discussed with Deloitte & Touche LLP the firm’s independence. Based on the review and discussions referred to above in this report, the Audit and Ethics Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

This report has been prepared by members of the Audit and Ethics Committee. Members of this Committee are:

Eric S. Rangen, Chair	Thomas M. Levine	Robert J. Maricich

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the material elements of the compensation of the Company’s named executive officers and describes the objectives and principles underlying the Company’s executive compensation program and decisions made for fiscal 2016. The Compensation Committee of the Board of Directors, referred to as the “Committee”, is responsible for establishing the policies and programs for compensating the named executive officers. The Committee is comprised of independent directors as defined in The NASDAQ Stock Market listing standards. The Committee also has oversight responsibility of our cash incentive compensation plan, stock plans, long-term incentive plan and other benefit plans for our named executive officers.

Compensation Philosophy and Objectives. We believe it is in our shareholders’ interests to attract, motivate and retain highly qualified individuals in critical positions by providing competitive compensation opportunities. Our guiding compensation principles endeavor to align executive compensation with our strategic objectives and financial performance. We believe that our compensation programs are aligned with our strategic objectives. Most importantly, we believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our shareholders. We further believe that our executive compensation principles have resulted in executive compensation decisions that have appropriately recognized executive performance which have benefited the Company and our shareholders and are expected to drive long-term shareholder value. The following list provides the guiding principles of our compensation programs:

•	Attract, develop and retain highly competitive leaders;

•	Link pay to performance;

•	Incent executives to grow the business and increase shareholder value;

•	Reward team and individual results;

•	Make a significant level of total target compensation variable;

•	Compete with our peer group;

•	On aggregate, high performers base salary will be higher than the peer set;

•	Our Compensation Plans will be easy to understand and administer without compromising the Plans; and

•	Support the overall business objectives and strategy.

Key compensation decisions made by the Committee include:

•	Salary and incentives in our executive officer compensation programs are targeted to the median of our peer group, for commensurate performance;

•	Annual cash incentive and long-term incentives are based on performance, requiring the achievement of pre-determined individual financial and non-financial goals, which drive shareholder value; and

•	A limited number of perquisites are offered.

At the 2013 shareholders’ meeting, our shareholders approved an advisory (non-binding) proposal concerning our fiscal 2013 executive compensation program with approximately 97% of the votes cast in favor of the proposal. Although the Committee interprets this vote as an affirmation of the Company’s executive compensation program, the Committee will continue to explore ways to further align executive compensation with the interests of shareholders. Our shareholders also approved our recommendation to perform a say-on-pay vote every three years.

Competitive Positioning and Compensation Consultant. The Committee regularly reviews executive compensation levels to ensure we will be able to attract and retain the caliber of executives needed to run our business and that pay for executives is reasonable and appropriate relative to market practice. The Committee periodically completes an in-depth analysis of the Company’s compensation philosophy and structure, including the level of various compensation components, such as salary, annual incentive, and long-term incentive opportunities among peer group companies assisted by an independent compensation consulting firm. The most recent survey was completed for the Committee in early 2016 with the assistance of the independent consulting firm of Meridian Compensation Partners, LLC, referred to as “Meridian”. Meridian benchmarked named executive officer pay opportunities against the external market and focused the analysis on pay program opportunities and structure, rather than amounts actually realized by named executives. Meridian evaluated the market competitiveness of Flexsteel executives in the following categories: base salary, target annual incentives, target total cash compensation (base salary plus target annual incentives), grant date value of long-term incentives, and target total compensation (target total cash plus long-term incentives). Flexsteel’s executive compensation was compared with size-adjusted market data from a customized group of companies. Meridian identified and the Committee approved 13 peer companies for use in executive compensation reviews as follows:

•	American Woodmark Corporation	•	Kimball International, Inc.
•	Bassett Furniture Industries, Inc.	•	Knoll, Inc.
•	Culp, Inc.	•	La-Z-Boy Incorporated
•	Dixie Group, Inc.	•	Lifetime Brands, Inc.
•	Ethan Allen Interiors Inc.	•	Patrick Industries, Inc.
•	Hooker Furniture Corporation	•	Select Comfort Corporation
•	Johnson Outdoors Inc.

iRobot was removed from our peer group as its revenue, assets and market cap were no longer comparable. Culp, Inc., a textile industry company, was added to our peer group because it is more aligned with Flexsteel.

Role of Executives in Establishing Compensation. Our Chief Executive Officer plays an integral role in recommending compensation for named executive officers (including base salary and performance-based annual and long-term cash and equity compensation). Our Chief Executive Officer participates in Committee meetings to provide background information on our business, financial and operational objectives, and annually reviews the performance of each executive officer based on their contributions to achieving our business, financial and operational objectives and recommends compensation for our executive officers. Committee members also develop their own opinions on the annual performance of our executive officers based on their interactions with them. As required by the listing standards of The NASDAQ Stock Market LLC, our Chief Executive Officer does not participate in deliberations concerning, or vote on, the compensation arrangements for herself. The Committee approves the compensation for all executive officers.

Components of Executive Compensation. The principal components of our executive compensation program include base salary, annual cash incentive compensation and longer-term incentives using our common stock and benefit programs.

Base Salary. An individual executive’s base salary is based upon the executive’s level of responsibility, cumulative knowledge and experience, past individual performance, contributions to past corporate performance, and competitive rates of pay. The Committee reviews each executive officer’s salary annually and makes adjustments, as appropriate, based on the Chief Executive Officer’s recommendation including any change in the executive’s responsibilities, the executive’s past performance and changes in competitive salary levels provided by the compensation consultants retained by the Committee.

The base salaries of Karel K. Czanderna, our Chief Executive Officer, Timothy E. Hall, our Senior Vice President-Finance, Chief Financial Officer, Treasurer, and Secretary, and Jeffrey T. Bertsch, our Senior Vice President-Corporate Services remained the same in fiscal 2016 as compared to fiscal 2015. The base salary of Julia K. Bizzis, Senior Vice President-- Strategic Growth, increased in fiscal 2016 as compared to fiscal 2015 from $285,000 to $295,000 based on changes in competitive salary levels and expanded job responsibilities. The Committee’s action not to increase the base salaries of the named executive officers, other than Ms. Bizzis, is consistent with the Committee’s philosophy to shift more of these named executive officers’ total compensation to incentive based compensation. The Committee believes the base salaries of the named executive officers for fiscal 2016 were at acceptable market rates.

Cash Incentive Compensation. Based upon the recommendation of the Compensation Committee, our Board of Directors adopted, and our shareholders approved at the 2013 Annual Meeting of Shareholders, the Flexsteel Industries, Inc. Cash Incentive Compensation Plan, referred to as the “CIP”. The purpose of our CIP is to align incentive compensation with performance measures that drive the Company’s market value. The CIP is also designed to promote the accomplishment of corporate objectives as reflected in the Company’s annual operating plan and objectives established by management, and to recognize achievement through the payment of incentive compensation. After the completion of the year, the Committee ratifies cash incentives based principally on the extent to which objectives have been achieved. If threshold performance levels are not met, no award is made. The incentive award levels are expressed as a percentage of the executive officer’s base salary ranging from 50% to 115% based on the individual’s responsibility level and total compensation. The payouts of the individual objectives of the CIP range from threshold of 40% to a maximum of 200% of the target award. When the threshold performance is achieved, the payout percentage increases proportionately to the improvement in performance as measured against the objective. The objectives for fiscal year 2016 for each of the named executive officers, including weighting for each objective, were (i) Ms. Czanderna and Mr. Hall: 50% diluted earnings per share, 10% net sales, 30% free cash flow, and 10% leadership and effectiveness, as evaluated by the Committee; (ii) Ms. Bizzis: 40% diluted earnings per share, 20% net sales, 20% free cash flow, and 20% leadership and effectiveness, as evaluated by the Committee; (iii) Mr. Bertsch: 50% diluted earnings per share, 20% net sales, and 30% free cash flow. In evaluating a named executive officer’s leadership and effectiveness, the Committee considers a number of factors, including the extent that individual performance and professional development objectives were accomplished.

The performance objectives under the cash incentive compensation plan for fiscal 2016 were as follows:

•	Target: diluted earnings per share: $3.00, net sales: $515.0 million, free cash flow: $29.0 million.

•	Threshold: diluted earnings per share: $2.50, net sales: $486.2 million, free cash flow: $24.2 million.

•	Maximum: diluted earnings per share: $3.65, net sales: $563.0 million, free cash flow: $35.3 million.

For fiscal year 2016, the Company achieved its performance objectives as a percentage of target as follows:

•	Diluted earnings per share: 84.4%, net sales: 68.0%, free cash flow: 200.0% for Ms. Czanderna, Mr. Hall and Ms. Bizzis.

•	Leadership and effectiveness: 110% for Ms. Czanderna and 100% for Mr. Hall and Ms. Bizzis.

•	Mr. Bertsch, retired December 31, 2015, diluted earnings per share: 73.6%, net sales: 77.0%, free cash flow: 40.0%.

Cash incentive compensation made to named executive officers for fiscal 2016 for achievement of corporate performance objectives are reflected in the column titled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table.

Long-Term Incentives. Based upon the recommendation of the Committee, our Board of Directors adopted, and our shareholders approved at the 2013 Annual Meeting of Shareholders, the Flexsteel Industries, Inc. Long-Term Incentive Compensation Plan, referred to as the “LTIP”, and the Flexsteel Industries, Inc. Omnibus Stock Plan, referred to as the “Stock Plan”. The purpose of the LTIP and Stock Plan is to promote the interests of the Company and its shareholders by providing key personnel of the Company with an opportunity to acquire a proprietary interest in the Company and reward them for achieving a high level of corporate performance, and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company. In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability. The level of award opportunities, as combined under both plans, are intended to be consistent with comparable companies and reflect an individual’s level of responsibility and performance.

Long-Term Incentive Compensation Plan. Under the LTIP, it is generally intended that the established performance goal or goals will be measured over a three-year period. The LTIP lists 31 potential corporate performance objectives. The Committee will also establish the weighting of each corporate performance objective for purposes of the performance calculations in advance of each performance period. The Committee selected fully-diluted earnings per share for the three-year performance period beginning on July 1, 2013 and ending on June 30, 2016. The performance objective was selected as the best reflection of our corporate performance as most relevant to our shareholders, at this time. The specific performance targets are expressed in an aggregate amount for the three-year period. The Committee endeavors to set the targets at levels that challenge our executive officers to improve operating results and enhance shareholder value.

At the start of each three-year performance period, the Committee establishes a target number of shares of our common stock that each executive can earn subject to our achievement over the three-year performance period of threshold, target and maximum levels of each corporate performance objective. Threshold and maximum levels will be expressed as a multiple of the target level. For the performance period that began July 1, 2013 the target number of shares for which each executive is eligible is based on a percentage of the executive’s base salary at the beginning of the performance period as follows: (i) Ms. Czanderna, 80%, (ii) Mr. Hall, 45%, (iii) Ms. Bizzis, 40%, and (iv) Mr. Bertsch, 35%. The payouts of the individual objectives of the LTIP range from threshold of 40% to a maximum of 200% of the target award. When the threshold level is achieved, the payout percentage increases proportionally to the improvement in performance as measured against the objective. The beginning of each fiscal year triggers the start of another three-year performance period. This plan structure results in three active performance periods being in place at any given time. The number of shares for which the named executive officers are eligible for the three-year period ending June 30, 2018 are set forth in the Grants of Plan Based Awards table.

For the three-year performance period ending June 30, 2016, the fully diluted earnings per share performance objectives reflecting three year totals, for the threshold, target and maximum levels were $5.00, $7.00, and $11.50, respectively. During this period, the Company achieved 133% of the target fully diluted earnings per share performance objectives. The number of shares earned in fiscal 2016 by each of the named executive officers is set forth in the Option Exercises and Stock Vested table.

Omnibus Stock Plan. Under the Stock Plan, while the Committee may grant awards to participants in the form of restricted stock, restricted stock units, stock options, stock appreciation rights or performance units, the Company has only granted stock options to executive officers under the Stock Plan. Stock options awarded under the shareholder approved plan, give executives the opportunity to purchase our common stock for a term not to exceed ten years and at a price of no less than the closing sale price of our common stock on the date of grant. Executives benefit from stock options only to the extent stock price appreciates after the grant of the option. The Committee recognizes that each executive officer, rather than the Committee, decides whether or not to exercise an option at any given time. For this reason, the Committee’s decision to grant a stock option to an executive officer does not take into account any gains realized by the executive officer due to a decision to exercise a pre-existing option in any given year. Historically, stock options are immediately exercisable. The Committee has not repriced stock options or replaced stock options that are underwater in the past and does not intend to engage in either practice in the future. Stock options are granted at the Committee’s regularly scheduled meeting, based on recommendations from the Chief Executive Officer, the participant’s level of responsibility and total compensation. Most Committee meetings are scheduled a year in advance. Scheduling decisions for Committee meetings are made without regard to anticipated earnings or other major announcements by us. The Committee will consider granting various types of equity to newly hired executives on a case-by-case basis.

The number of option shares granted in fiscal 2016 to each of the named executive officers is set forth in the Grants of Plan Based Awards table.

Severance Benefits. Karel Czanderna, our President and Chief Executive Officer, has post-termination benefits under her employment letter dated June 29, 2012 which are described under “Executive Compensation – Potential Payments Upon Termination or Change-In-Control” below. Our notification of awards under our Incentive Compensation Plans provides that the employment requirement is satisfied in the event that the participant is terminated in connection with a change-in-control. Other than those agreements, we do not provide any special termination or change-in-control benefits to our other named executive officers.

Retirement Benefits. The Company makes available to Mr. Bertsch and Mr. Hall benefits under our Senior Officers Supplemental Retirement Plan, referred to as the “Supplemental Plan”. Mr. Bertsch participates in the Voluntary Deferred Compensation Plan, referred to as the “Voluntary Plan”. No other executive officers are eligible to participate in these retirement benefits. These plans are discussed after the Summary Compensation table.

Other Compensation and Benefits. We may provide the following perquisites to our executive officers:

•	country club dues;

•	tax planning services;

•	supplemental health insurance; and

•	furniture program.

These perquisites are provided to retain executives for key positions, to assist in their business development efforts and to remain competitive in the marketplace. The value of the perquisites provided to our named executive officers is set forth in the column titled “All other compensation” of the Summary Compensation Table.

Other Policies. The Company’s CIP, Stock Plan and LTIP provide for the right to require a participant to pay back any amount received under the plan to the extent provided by law or any “clawback” policy adopted by the Company. The Company does not have a formal policy on hedging of its stock.

Tax Implications. As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct certain compensation of more than $1,000,000 that is paid to named executive officers. Performance-based stock awards, option grants and cash incentives awarded pursuant to the compensation plans adopted at the 2013 Annual Shareholders’ Meeting all qualify as performance-based compensation exempt from the tax deduction limit so long as the performance goal requirements of Section 162(m) have been met. In certain situations, the Committee has approved and in the future may approve compensation that will not meet the 162(m) requirements in order to ensure competitive levels of total compensation for our executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the review and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is provided by the following directors, who constitute the Compensation Committee.

Mary C. Bottie, Chair	Robert J. Maricich	Nancy E. Uridil

Summary Compensation Table

During fiscal year 2016, the Company had four executive officers. The following table sets forth the cash and non-cash compensation, for the fiscal years so indicated awarded to or earned by (i) the individual that served as our principal executive officer referred to as “Chief Executive Officer”, during our fiscal year ended June 30, 2016, referred to as “fiscal 2016”; (ii) the individual that served as our principal financial officer referred to as “Chief Financial Officer”, during fiscal 2016; and (iii) our two other executive officers of Flexsteel. The Chief Executive Officer, the Chief Financial Officer and the two executive officers named below are collectively referred to in this proxy statement as the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($) (5)	Total ($)
Karel K. Czanderna President and Chief Executive Officer	2016 2015 2014	600,000 600,000 600,000	– – 60,000	510,000 480,000 480,000	21,344 22,112 27,720	828,000 966,280 1,017,319	42,920 36,049 36,063	2,002,064 2,104,441 2,221,102
Timothy E. Hall Chief Financial Officer, Senior Vice President – Finance, Treasurer and Secretary	2016 2015 2014	315,000 315,000 300,000	– – –	204,750 173,250 135,000	13,874 14,511 18,480	187,430 248,424 306,094	94,367 127,353 105,255	815,421 878,538 864,829
Julia K. Bizzis Senior Vice President, Strategic Growth	2016 2015 2014	295,000 285,000 250,000	– – 50,000	147,500 128,250 100,000	13,874 14,511 18,480	158,360 280,303 235,189	32,543 23,556 66,463	647,277 731,620 720,132
Jeffrey T. Bertsch Senior Vice President, Corporate Services (Retired December 31, 2015)	2016 2015 2014	142,500 285,000 291,000	– – –	16,600 99,750 95,550	– 6,910 18,480	45,745 192,892 247,955	51,691 76,794 86,707	256,536 661,346 739,692

(1)	The amount shown for Ms. Czanderna for 2014 represents a bonus for the transformational work accomplished during fiscal year ended June 30, 2014 that resulted in shareholder value. The amount shown for Ms. Bizzis for 2014 represents a bonus as part of her signing on with the Company.

(2)	The amounts shown represent target three-year performance stock awards granted under the long-term incentive plans during each fiscal year. No shares will be issued unless the minimum specific performance goals set by the Compensation Committee are met. The 2016 three-year performance period is July 1, 2015 – June 30, 2018. The 2015 three-year performance period is July 1, 2014 – June 30, 2017. The 2014 three-year performance period is July 1, 2013 – June 30, 2016. Shares earned, if any, will be issued following each respective three-year performance period. The amounts shown reflect the grant date fair value of the awards assuming achievement of the target performance goals. The maximum share award value that could be issued for Ms. Czanderna is $1,020,000 for 2016, $960,000 for 2015 and $960,000 for 2014; Mr. Hall is $409,500 for 2016, $346,500 for 2015 and $270,000 for 2014; Ms. Bizzis is $295,000 for 2016, $256,500 for 2015 and $200,000 for 2014; and Mr. Bertsch is $16,616 for 2016, $199,500 for 2015 and $191,100 for 2014.

(3)	The amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the stock option award amount may be found in Note 8 to the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2016. The material terms of these options are set forth in the Outstanding Equity Awards at Fiscal Year-End table below.

(4)	The amounts shown represent the cash earned under the Company’s cash incentive compensation plan for each respective fiscal year and cash payments made under the 2007 Long-Term Management Incentive Plan for the three-year performance periods ending on June 30, 2015 and 2014.

(5)	Includes amounts paid or accrued for the following perquisites and personal benefits: tax planning services, country club dues, supplemental health insurance, furniture program, company retirement plan contributions and matching contributions to our 401(k) plan. For Ms. Bizzis, 2014 includes $36,880 to cover tax obligations. The amounts of our contributions to the senior officer supplemental retirement plan for 2016, 2015 and 2014 for Mr. Bertsch were $28,000, $43,000 and $43,000, respectively, and Mr. Hall were $69,000. $79,000 and $76,000, respectively.

2007 Long-Term Management Incentive Compensation Plan

The 2007 Long-Term Management Incentive Compensation Plan (2007 Plan) provided for shares of common stock and cash to be awarded to certain officers and key employees based on performance targets set by the Compensation Committee of the Board. The Company’s shareholders approved 500,000 shares to be issued under the 2007 Plan. A total of 240,325 shares were issued from the 2007 Plan, following the final distributions in September 2015. The committee selected consolidated operating results for organic net sales (weighted 20%) and fully-diluted earnings per share (weighted 80%) for each three-year performance period. For the prior three-year performance periods ended on June 30, 2015 and 2014, named executive officers realized rewards under the 2007 Plan at a weighted average rate of 115% and 124% of the organic net sales and fully-diluted earnings per share levels, respectively. The Committee also specified that payouts, if any, for awards earned were 60% Company common stock and 40% cash. No additional shares can be awarded under the 2007 Plan.

Senior Officer Supplemental Retirement Plan

We maintain supplemental retirement plans, collectively referred to as the “Supplemental Plan”, which provides for additional annual defined contributions toward retirement benefits for Mr. Hall and Mr. Bertsch. The additional contribution is stipulated in the executive’s individual agreements or in the document governing the arrangements. Earnings are credited to the accumulated contributions based on the investment return of assets we designate for this obligation. The amount of the contribution for each named executive officer is reported in the Summary Compensation Table in the column titled “All Other Compensation”. Distributions begin six months after separation of service when the executive retires or in some cases when the executive terminates employment. Distributions are paid in installments or lump sums as elected by the executive. Under the Supplemental Plan Messrs. Hall and Bertsch are entitled to monthly payments of $5,000 until they reach or would have reached age 65 upon termination of employment due to death or disability.

Voluntary Deferred Compensation

The Flexsteel Industries, Inc. Voluntary Deferred Compensation Plan, referred to as the “Voluntary Plan”, which allowed Mr. Bertsch the opportunity to voluntarily defer, based on annual elections, 10% to 30% of his base salary, 10% to 100% of annual incentive compensation and 33% to 100% of his long-term incentive compensation. We offered this opportunity to assist in income tax and estate planning purposes. Participants could elect an earnings credit based on the prime interest rate effective on January 1 of each calendar year, the annual return of the S&P 500 Index as of the end of the calendar year, or a combination of the two. Distributions are made upon the earliest of the participant’s death, disability, or the date which is six months after the date of their separation of service from the Company. The Voluntary Plan does not permit contributions from the Company.

Grants of Plan-Based Award

The following table sets forth certain information relating to non-equity and equity incentive plan awards granted to our named executive officers during fiscal 2016.

								All Other Option	Exercise	Grant Date
	Estimated Future Payouts				Estimated Future Payouts			Awards: Number	or Base	Fair Value
	Under Non-Equity				Under Equity			of Securities	Price of	of Stock
	Incentive Plan Awards (1)				Incentive Plan Awards (2)			Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options (3)	Awards	Awards (4)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	($)

Karel K.
Czanderna	07/01/15	276,000	690,000	1,380,000
	07/01/15				4,734	11,835	23,671			510,000
	07/01/15							2,320	43.09	21,344

Timothy
E. Hall	07/01/15	63,000	157,500	315,000
	07/01/15				1,900	4,751	9,503			204,750
	07/01/15							1,508	43.09	13,874

Julia K.
Bizzis	07/01/15	59,000	147,500	295,000
	07/01/15				1,369	3,423	6,846			147,500
	07/01/15							1,508	43.09	13,874

Jeffrey T.
Bertsch	07/01/15	28,500	71,250	142,500				–	–	–
	07/01/15				154	385	771			16,600

(1)	These columns show the potential range of payouts for fiscal 2016 performance under our Cash Incentive Compensation Plan described in the section titled “Cash Incentive Compensation” in the “Compensation Discussion and Analysis” above. The cash incentive payments for 2016 performance are shown in the column “Non-equity Incentive Plan Compensation” of the Summary Compensation Table above.

(2)	These columns show the potential range of payouts of three-year performance stock awards granted under the Long-Term Management Incentive Plan during fiscal 2016. The 2016 three-year performance period is July 1, 2015 – June 30, 2018.

(3)	The amounts represent stock options granted on July 1, 2015 in accordance with our Omnibus Stock Plan described in the “Compensation Discussion and Analysis” above. The options are fully vested at the time of grant and they expire on or before July 1, 2025, subject to other terms and conditions of the Omnibus Stock Plan.

(4)	The amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Top 718. The assumptions used in calculating the stock option award amount may be found in Note 8 to the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information relating to equity awards outstanding at June 30, 2016 for each of our named executive officers.

	Option Awards (1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Performance Period	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
Karel K. Czanderna						07/01/2014- 06/30/2017	23,028	912,369
						07/01/2015- 06/30/2018	18,937	750,284
				4,000	158,480
	10,000	20.50	07/02/2022
	5,000	19.77	12/10/2022
	3,600	27.57	12/09/2023
	3,200	31.06	12/08/2024
	2,320	43.09	07/01/2025
Timothy E. Hall						07/01/2014- 06/30/2017	8,312	329,321
						07/01/2015- 06/30/2018	7,602	301,191
	5,000	17.23	12/06/2020
	5,000	13.90	12/12/2021
	3,300	19.77	12/10/2022
	2,400	27.57	12/09/2023
	2,100	31.06	12/08/2024
	1,508	43.09	07/01/2025
Julia K. Bizzis						07/01/2014- 06/30/2017	6,153	243,782
						07/01/2015- 06/30/2018	5,476	216,959
	5,618	22.82	01/02/2023
	1,200	27.57	12/09/2023
	2,100	31.06	12/08/2024
	1,508	43.09	07/01/2025
Jeffrey T. Bertsch						07/01/2014-06/30/2017	2,394	94,850
						07/01/2015- 06/30/2018	616	24,406
	5,000	17.23	12/06/2020
	5,000	13.90	12/12/2021
	3,300	19.77	12/10/2022
	2,400	27.57	12/09/2023
	1,000	31.06	12/08/2024

(1)	All option awards are fully vested as of the date of grant.
(2)	Represents Restricted Stock Units; 2,000 shares that vested on July 2, 2016 and 2,000 shares that vest on July 2, 2017.
(3)	The amount shown reflects the fair value of the Restricted Stock Units based on the June 30, 2016 closing stock price of $39.62 per share.
(4)	The amounts shown represent the potential three-year performance stock awards granted under the Long-Term Incentive Plan during each three-year performance period. No shares will be issued unless the minimum specific performance goals set by the Compensation Committee are met. Shares earned, if any, will be issued following each respective three-year performance period.
(5)	The amounts shown reflect the fair value of the awards based on the June 30, 2016 closing stock price of $39.62 per share, assuming a performance level of 160% of target is achieved.

Option Exercises and Stock Vested

The following table sets forth certain information for each of our named executive officers regarding the exercise of stock options and the payout of performance shares under the 2007 Long-Term Management Incentive Compensation Plan that were earned, and the vesting of Restricted Stock Units during the fiscal year ended June 30, 2016.

	Option Awards		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Karel K. Czanderna	7,899	180,097	34,117	1,477,412
Timothy E. Hall	11,880	393,347	7,908	342,812
Julia K. Bizzis	–	–	5,857	253,901
Jeffrey T. Bertsch	36,044	1,229,062	5,191	225,030

(1)	The value realized is calculated by multiplying the number of shares acquired and exercised by the difference between the market price of common stock at exercise and the exercise price.

(2)	Includes the payment of performance shares which vested on June 30, 2016, upon subsequent confirmation by the Compensation Committee that performance goals had been achieved, and the vesting of 6,000 Restricted Stock Units held by Ms. Czanderna. The value realized was determined by multiplying the number of vested shares by the closing market price of $43.35 per share of the Company’s common stock on August 19, 2016, the date the shares were distributed.

Nonqualified Deferred Compensation

The following information sets forth certain information relating to nonqualified deferred compensation as of June 30, 2016 for our named executive officers. For a description of the Supplemental Plan and Voluntary Plan, see the discussion following the Summary Compensation Table.

Name	Executive Contribution in Last FY ($)	Company Contribution in Last FY ($) (1)	Aggregate (Loss) Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Timothy E. Hall
Supplemental Plan	N/A	68,571	(72,729)	–	608,884
Jeffrey T. Bertsch
Supplemental Plan	N/A	28,164	(116,772)	–	735,777
Voluntary Plan	–	N/A	17,967	–	658,777

(1)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table above.

(2)	The contributions by the executive and the Company were reported as compensation in the Summary Compensation tables for previous years to the extent the person was a named executive officer.

Potential Payments Upon Termination or Change-In-Control

Letter Agreement with Karel K. Czanderna. Effective July 1, 2012 the Company named Karel K. Czanderna, President and Chief Executive Officer. In connection with Ms. Czanderna’s appointment, the Company entered into a letter agreement with her, dated June 29, 2012.

As part of the letter agreement, if the Company terminates Ms. Czanderna for other than cause during the first seven years of her employment or Ms. Czanderna terminates for good reason, the Company will pay eighteen months of her base salary and one and one-half times the annual incentive bonus for the most recently completed fiscal year in a lump sum. Assuming Ms. Czanderna was terminated on June 30, 2016, she would be paid a lump sum of $1,842,000 and be reimbursed for eighteen months of health insurance payments valued at approximately $36,000, conditioned upon the execution of a mutually agreeable severance agreement that includes an eighteen month non-compete provision.

Incentive Compensation Plans. Under the terms of the Company’s CIP and LTIP, named executive officers are entitled to receive payments as a result of a termination due to death or disability, on or after reaching age 62, or due to an involuntary termination, other than for cause, in the event of a change in control. The amount to be paid to a participant in such events is based on the pro rata number of days worked during the performance period. The awards will be paid in a lump sum after the end of the performance period, except under certain circumstances as determined by the Compensation Committee. The award agreements for both the CIP and the LTIP provide for the forfeiture of payments in the event the participant competes with the Company within 2 years of termination or improperly uses Company confidential information. Assuming the named executive officers were involuntarily terminated for other than cause as a result of a change in control, such persons would be entitled to receive shares under the LTIP valued as of June 30, 2016 ($39.62 per share) as follows: Ms. Czanderna: $573,000; Mr. Hall: $212,000; Ms. Bizzis: $156,000 and Mr. Bertsch: $69,000. See the description of the Senior Officer Supplemental Retirement Plan and Voluntary Deferred Compensation Sections above and the Non-qualified Deferred Compensation Table for a description and amounts payable under the Supplemental Plan and the Voluntary Deferred Compensation Plan.

OWNERSHIP OF STOCK BY
DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth the shares of the Company’s common stock beneficially owned by the Company’s directors, the named executive officers, and by all directors and executive officers as a group as of September 30, 2016. Unless otherwise indicated, to the best knowledge of the Company, all persons named in the table have sole voting and investment power with respect to the shares shown.

Name	Title	Amount of Common Stock Beneficially Owned(1)(2)		Percent of Common Stock Outstanding(4)
Jeffrey T. Bertsch	Director	239,185	(3)	3.1%
Julie K. Bizzis	Senior Vice President, Strategic Growth	14,320		0.2%
Mary C. Bottie	Director	12,134		0.2%
Karel K. Czanderna	President and Chief Executive Officer, Director	79,256		1.0%
Lynn J. Davis	Director	35,649		0.5%
Timothy E. Hall	Senior Vice President Finance, Chief Financial Officer, Treasurer and Secretary	56,369		0.7%
Thomas M. Levine	Director	15,639		0.2%
Robert J. Maricich	Director	20,469		0.3%
Eric S. Rangen	Director	26,599		0.3%
Nancy E. Uridil	Director	19,329		0.3%

All Directors and Executive Officers as a Group (10)		518,949		6.6%

(1)	Includes the following number of shares which may be acquired by exercise of stock options: J.K. Bizzis – 1,791; M.C. Bottie – 5,500; K.K. Czanderna – 26,227; L.J. Davis – 20,500; T.E. Hall – 21,099; T.M. Levine – 8,000; R.J. Maricich – 5,500; E.S. Rangen – 19,250; N.E. Uridil – 13,000.

(2)	Includes shares, if any, owned beneficially by their respective spouses.

(3)	Does not include 111,153 shares held in irrevocable trusts for which trusts American Trust & Savings Bank serves as sole trustee. Under the Terms of Trust, J. T. Bertsch has a possible contingent interest in each trust. J. T. Bertsch disclaims beneficial ownership in the shares held by each such trust.

(4)	Shares of the Company’s common stock not outstanding but deemed beneficially owned because the respective person or group has the right to acquire the shares as of September 30, 2016, or within 60 days of such date, are treated as outstanding for purposes of calculating the percentage of common stock outstanding for such person or group.

OWNERSHIP OF STOCK BY
CERTAIN BENEFICIAL OWNERS

To the best knowledge of the Company, no person owns beneficially 5% or more of the outstanding common stock of the Company as of September 30, 2016 except as set forth below. Unless otherwise indicated, to the best knowledge of the Company, all persons named in the table have sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned (1)	Percent of Class
Royce & Associates, LLC, 745 Fifth Avenue, New York, NY10151	1,027,492(2)	13.3%
Dimensional Fund Advisors LP, 6300 Bee Cave Rd., Bldg. One, Austin, TX 78746	650,603(3)	8.4%
Wellington Management Group LLP, 280 Congress St., Boston, MA 02210	445,447(4)	5.8%
AT Bancorp, 895 Main St., Dubuque, IA 52004-0938	391,564(5)	5.1%

(1)	To the best knowledge of the Company, no beneficial owner named above has the right to acquire beneficial ownership in additional shares.

(2)	The number of shares beneficially owned is based on information provided in a Schedule 13F filed with the Securities and Exchange Commission on August 8, 2016.

(3)	The number of shares beneficially owned is based on information provided in a Schedule 13F filed with the Securities and Exchange Commission on August 9, 2016, which reflects sole voting power with respect to 631,775 shares.

(4)	The number of shares beneficially owned is based on information provided in a Schedule 13F filed with the Securities and Exchange Commission on August 15, 2016, which reflects shared voting power over 298,359 shares.

(5)	The number of shares beneficially owned is based on information provided in a Schedule 13F filed with the Securities and Exchange Commission on August 9, 2016.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP was the Company’s independent registered public accounting firm in fiscal 2016. In addition to performing the audit of the Company’s consolidated financial statements, Deloitte & Touche LLP provided audit-related services during fiscal 2016 and 2015.

The Audit and Ethics Committee pre-approves both the type of services to be provided by Deloitte & Touche LLP and the estimated fees related to these services. The Audit and Ethics Committee reviewed professional services and the possible effect on Deloitte & Touche LLP’s independence was considered. The Audit and Ethics Committee has considered and found the provision of services for non-audit services compatible with maintaining Deloitte & Touche LLP’s independence. All services provided by Deloitte & Touche LLP during fiscal 2016 and 2015 were pre-approved by the Audit and Ethics Committee. It is not expected that a representative of Deloitte & Touche LLP will attend the Annual Meeting of Shareholders.

(in thousands)	2016	2015
Audit Fees (1)	$456	$510

(1)	Professional fees and expenses for the audit of financial statements for fiscal 2016 and fiscal 2015 consisted of (i) audit of the Company’s annual consolidated financial statements; (ii) reviews of the Company’s quarterly consolidated financial statements; (iii) consents and other services related to Securities and Exchange Commission matters; and (iv) consultations on financial accounting and reporting matters arising during the course of the audit and reviews.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of June 30, 2016 about the Company’s equity compensation plans, including the Company’s stock option plans and long-term management incentive plan. All of these plans have been approved by shareholders. In addition, the inducement grant of restricted stock units for Karel K. Czanderna was not approved by shareholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	269,640	$22.85	1,071,025
Equity compensation plans not approved by security holders – inducement grant restricted shares	4,000	$20.50	–
Total	273,640	$22.82	1,071,025

PROPOSALS BY SHAREHOLDERS

Shareholders wishing to have a proposal considered for inclusion in the Company’s proxy statement for the 2017 annual meeting must submit the proposal in writing and direct it to the Secretary of the Company at the address shown in this proxy statement. The Company must receive it no later than June 29, 2017. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the SEC under the 1934 Act. It is suggested the proposal be submitted by certified mail, return receipt requested. Shareholders who intend to present any other proposal or nominate a person to be elected as a director at the 2017 annual meeting must provide the Company notice of such proposal no later than September 6, 2017. However, if the 2017 annual meeting is to be held before November 5, 2017 or after February3, 2017, then the proposal or nomination must be received before the later of (i) the close of business on the 10th day following the day on which public disclosure of the meeting date is made and (ii) the close of business 90 days before the 2017 annual meeting. The proposal or nomination must contain the specific information required by our bylaws. You may obtain a copy of our bylaws by writing to our Corporate Secretary. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

The percentage total number of the outstanding shares represented at each of the last three years’ shareholders’ annual meetings was as follows: 2013 – 74.0%; 2014 – 70.0%; and 2015 – 71.9%.

A copy of the Company’s Annual Report on Form 10-K for the year ended June 30, 2016, other reports filed or furnished with or to the Securities and Exchange Commission, our Guidelines for Business Conduct, Audit and Ethics Committee Charter, Compensation Committee Charter and Nominating and Governance Committee Charter are available, without charge, on the Company’s website at www.flexsteel.com or by writing to the Office of the Secretary, Flexsteel Industries, Inc., P.O. Box 877, Dubuque, Iowa 52004-0877.

The Board does not know of any other matter which may come before the meeting. However, should any other matter properly come before the meeting, the persons named in the proxy card will vote in accordance with their judgment upon such matters.

Shareholders are urged to vote by Internet or telephone, or if you received paper copies of our Proxy materials, you can also mark, date, sign and promptly mail the accompanying Proxy card in the enclosed envelope. Prompt response is helpful and your cooperation will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

TIMOTHY E. HALL
Secretary

Dated:	October 26, 2016

Dubuque, Iowa

APPENDIX A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FLEXSTEEL INDUSTRIES, INC.
(As Amended through December ~~6~~5, ~~2010~~2016)

ARTICLE I
Name

The name of this corporation is Flexsteel Industries, Inc.

ARTICLE II
Purpose

This corporation shall have general business purposes and shall have unlimited power to engage in and do any lawful act concerning any and all lawful activity for which corporations may be organized and may conduct business under Minnesota Statutes Chapter 302A.

ARTICLE III
Registered Office, Registered Agent

The address of the corporation’s registered office in the State of Minnesota is CT Corporation Systems, Inc., 100 South Fifth Street, Suite 1075, Minneapolis, Minnesota 55402. The name of its registered agent at such address is CT Corporation System, Inc.

ARTICLE IV
Authorized Capital

~~The aggregate number of authorized shares of Capital Stock of this corporation is 15,760,000 shares.~~

~~A.          $50.00 PAR CUMULATIVE PREFERRED SHARES. Sixty thousand (60,000) of such shares shall be Cumulative Preferred Shares of the Par Value of $50.00 each.~~

~~1)            The holders of the $50.00 Par Cumulative Preferred Shares, in preference to the holders of $1.00 Par Value Preferred Shares, shall be entitled to receive, as and when declared by the Board of Directors out of any funds legally available therefore, cash dividends at the annual cumulative rate set by the Board of Directors at the time the shares are issued.~~

~~2)            The Board of Directors is authorized to designate series within the $50.00 Par Cumulative Preferred Share classification based upon different annual cumulative dividend rates. The Board or Directors is authorized to set the dividend rate at the time the series is established but the rate shall not exceed the average Prime Rate of the major banks in the Minneapolis-St. Paul area at that time.~~

 A–1

~~No dividends shall be paid on the Common Shares or on the $1.00 Par Value Preferred Shares at any time when there are any accrued cumulative dividends on the $50.00 Par Cumulative Preferred Shares unpaid. Preferred dividends shall be paid quarterly. The $50.00 Par Cumulative Preferred Shares shall not participate in any dividends or distributions of any nature except to the extent stated herein. $50.00 Par Cumulative Preferred Shares shall be callable at any time at the option of the corporation at $50.00 per share plus accrued unpaid dividends to the date of call plus future dividends figured 30 days beyond the call date.~~

~~3)            In the event of any dissolution, liquidation or winding up of the affairs of the corporation, the $50.00 Par Cumulative Preferred Shares shall receive out of the assets of the corporation the $50.00 par value thereof plus accrued unpaid dividends, before any distribution is made to the Common Shares or to the $1.00 Par Value Preferred Shares.~~

~~4)            Shares of $50.00 Par Cumulative Preferred Shares shall be issued only as fully paid and non-assessable shares.~~

~~5)            At any time when there are two (2) years’ cumulative dividends on the $50.00 Cumulative Preferred Shares unpaid, each $50.00 Par Cumulative Preferred Share shall automatically entitle its holder to participate fully in all common shareholder matters and at all common shareholder meetings. Each $50.00 Par Cumulative Preferred entitles the holder to vote 50 votes per share on all matters submitted to the vote of the common shareholders (including the election of Directors). Each common share shall be entitled to one vote.~~

~~6)            In order to protect the $50.00 Par Cumulative Preferred shareholders, whether or not the cumulative dividends on the $50.00 Par Cumulative Preferred Shares are paid currently, each $50.00 Par Cumulative Preferred Share entitles the holder to vote 50 votes per share at all shareholder meetings on the following issue:~~

~~▪     amending the Articles of Incorporation.~~

~~7)            The holders of $50.00 Par Cumulative Preferred Shares shall have no preemptive right to subscribe for any shares of stock of any class issued by the corporation and the voting rights of the $50.00 Par Cumulative Preferred Shares shall not be cumulative.~~

~~B.           $1.00 PAR VALUE PREFERRED SHARES. Seven hundred thousand (700,000) shall be $1.00 Par Value Preferred Shares of the par value of $1.00 each. The designations, relative rights, voting power, preferences and restrictions of the shares of $1.00 Par Value Preferred Shares, including the express grant of authority to the Board of Directors in connection therewith, are as follows:~~

~~1)            The $1.00 Par Value Preferred Shares shall be junior and subordinate to the $50.00 Par Cumulative Preferred Shares, and the Common Shares shall be junior and subordinate to both the $50.00 Cumulative Preferred Shares and the $1.00 Par Value Preferred Shares.~~

 A–2

~~2)            Shares of $1.00 Par Value Preferred Shares may be issued from time to time in one or more series, each of which series shall have such designation, and dividend rights, relative rights, voting power, preferences and restrictions as are hereinafter provided and, to the extent hereinafter permitted, as are determined and stated by the Board of Directors in the resolution or resolutions authorizing the creation of shares of such series.~~

~~3)            Shares of $1.00 Par Value Preferred Shares shall be issued only as fully paid and non-assessable shares.~~

~~4)            Authority is hereby expressly granted to the Board of Directors to authorize and issue $1.00 Par Value Preferred Shares in one or more series and to determine and state, by the resolution or resolutions authorizing the creation of each series:~~

~~i)          the designation of the series and the number of shares which shall constitute such series, which number may be altered from time to time by like action of the Board of Directors in respect of shares then unallotted;~~

~~ii)         the annual rate of dividends payable on shares of such series and if the dividends are cumulative;~~

~~iii)        the price or prices per share and the time or times at which the shares of such series shall be or may be called or redeemable and the terms on which the shares of such series shall be or may be called or redeemed.~~

~~iv)        the amounts payable on shares of such series in the event of any dissolution, liquidation or winding up of the affairs of the corporation, which amounts may differ in the case of a voluntary or involuntary dissolution or winding up of such affairs;~~

~~v)         the provisions, if any, relating to any sinking fund or purchase fund with respect to shares of such series;~~

~~vi)        the rights, if any, of conversion of shares of such series into or in exchange for shares of any other class or classes or of any other series of the same or other class or classes of the stock of the corporation and at such price or prices or at such rates of exchange and with such adjustments as is determined;~~

~~vii)       the voting or non-voting rights and if voting, the number of votes per share which shall not exceed two but subject to the required voting rights given the shareholders in Article X which Articles control in the event of a conflict;~~

~~viii)      any other rights, preferences and if voting, the number of votes per share which shall not exceed two;~~

 A–3

~~5)            The $1.00 Par Value Preferred Shares are senior to the Common Shares upon liquidation of the corporation. No dividends shall be paid on the Common Shares if there is any arrearages on the $1.00 Par Value Preferred Share dividends.~~

~~6)            Subject to the provisions in Article IV, A., dividends may be declared by the Board of Directors and paid from time to time, out of any funds legally available therefore, upon the then outstanding shares of $1.00 Par Value Preferred Shares of the corporation.~~

~~7)            In the event of any dissolution, liquidation, or winding up of the affairs of the corporation, before any distribution of payment shall be paid to the holders of any class of shares ranking junior to the $1.00 Par Value Preferred Shares, the holders of the $1.00 Par Value Preferred Shares shall be entitled to be paid an amount equal to the value set by the Board of Directors in the resolution or resolutions authorizing the series, together with a sum of money equivalent to the amount of unpaid dividends thereon.~~

~~8)            The consolidation or merger of the corporation into or with any other corporation or corporations shall not be deemed a liquidation, dissolution or winding up the affairs of the corporation within the meaning of any of the provisions of this Article IV.~~

~~9)            The holders of $1.00 Par Value Preferred Shares shall have no preemptive right to subscribe for any shares of stock of any class issued by the corporation and the voting rights of the $1.00 Par Value Preferred Shares shall not be cumulative.~~

~~C.          COMMON SHARES. Fifteen million (15,000,000) shall be Common Shares par value $1.00 each, subject to all prior provisions in Article IV herein. Each Common Share is entitled to one vote.~~

~~1)            Subject to Article IV, dividends may be declared by the Board of Directors and paid from time to time, out of any funds legally available therefore, upon the then outstanding Common Shares of the Corporation and the holders of the $50.00 Par Cumulative Preferred Shares and the $1.00 Par Value Preferred Shares shall not be entitled to participate in any such dividends.~~

~~2)            The holders of Common Shares of $1.00 Par Value shall have no preemptive right to subscribe for any shares of stock of any class issued by the corporation and the voting rights of the Common Shares shall not be cumulative.~~

 A–4

~~D.           WARRANTS, RIGHTS, OPTIONS. The corporation is hereby expressly authorized and empowered, from time to time, by resolution of its Board of Directors, without shareholder approval, to authorize and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the corporation, warrants, rights or options entitling the holders or owners thereof to purchase or acquire from the corporation any shares of its Common Stock, $50.00 Par Cumulative Preferred Shares, $1.00 Par Value Preferred Shares and/or any series thereof or other securities, whether now or hereafter authorized. Such rights or options shall be evidenced by or in such warrants or other instruments as shall be approved by the Board of Directors. The terms upon which, the time or times which may be limited or unlimited in duration at or within which, and the price or prices at which any such shares or other securities may be purchased or acquired from the corporation upon the exercise of any such rights or options shall be such as shall be fixed in a resolution or resolutions adopted by the Board of Directors providing for the authorization and issuance of such rights or options, and set forth or incorporated by reference in the warrants or other instruments evidencing such rights or options. The Board of Directors is hereby authorized and empowered to authorize and issue any such rights or options and any such warrants or other instruments from time to time, for such consideration as the Board of Directors may determine. Any and all shares of stock which may be purchased or acquired or issued upon the exercise of any such right or option, shall be deemed fully paid stock and not liable to any further call or assessment thereon, or partly paid and liable to further call or assessment, as the terms of the warrants or other instruments evidencing such rights or options shall provide. Except as otherwise provided by law, the Board of Directors shall have full power and discretion to prescribe and regulate from time to time the procedure to be followed in, and all other matters concerning the issuance and exercise of any such rights and options and such warrants or other instruments, and the setting aside of stock or other securities for the purpose thereof, and the issuance of such stock or other securities upon the exercise thereof.~~

The total authorized number of common shares of this corporation is 15,000,000, par value $1.00 per share. Each common share is entitled to one vote.

ARTICLE V
Board of Directors

A.           Number

The number of directors shall be set by the board of directors but shall not be less than seven (7) nor more than thirteen (13). The number of directors may be increased or decreased only by the affirmative vote of a majority of directors then in office at the time of the vote but subject to the above stated minimum of seven (7) and maximum of thirteen (13) directors.

If there is a decrease in the number of directors on the board of directors, the reduction in number will first apply to remove any vacancy, if any, existing at the time of the decrease. The decrease shall next apply to remove a director position upon the expiration of the term of a director then sitting. No director shall be removed during his term of office through a decrease in the size of the board of directors.

B.           Classification

The board of directors is hereby divided into three classes. At the 2011 annual meeting of shareholders, the directors of Class I shall be elected at the 2012 annual meeting of shareholders, the directors of Class II shall be elected; and at the 2013 annual meeting of shareholders, the directors of Class III shall be elected. At each annual meeting of shareholders the applicable class of directors will be elected to a three-year term. The term of office of one of the classes of directors shall expire each year.

 A–5

At each annual meeting of shareholders, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. If, as the result of an increase or decrease in the number of directors, the class sizes are not equal, then the classes may be equalized, if possible, by a resolution of the board of directors, passed by an affirmative vote of a majority of the directors then in office at the time of such vote. The resolution may designate any single director into another class of directors such that the class sizes may be as equal as possible.

C.           Vacancies

Any vacancy occurring in the board of directors may be filled only by a resolution of the board of directors passed by the affirmative vote of a majority of the remaining directors, even though less than a quorum. A director elected to fill a vacancy shall be elected for the unexpired portion of the term of his predecessor in that class.

Any director position to be filled by reason of an increase in the number of directors set by the board of directors shall be filled only by a resolution of the board of directors passed by the affirmative vote of a majority of the directors serving at the time of the increase. A director elected to fill a newly created director position shall be elected for the unexpired portion of the term in the class to which such director is assigned.

D.           Removal of Directors

1.             By Shareholders

A director may be removed by the shareholders only for cause, as defined in Article V, D. 3. below, and then only by a resolution passed by the affirmative vote of two-thirds of all shares present and entitled to vote.

2.             By Directors

A director may be removed by the directors only for cause, as defined in Article V, D. 3. below, and then only by a resolution passed by the affirmative vote, in person, or by a director’s consent if a director is absent, of at least two-thirds of the directors then in office. For voting purposes only, the director whose removal is being voted upon shall not be counted as being in office. Said director is disqualified from voting on the resolution.

3.             Cause

As used in this Article V, the meaning of “cause” shall be limited to malfeasance arising from the performance of a director’s duties which has a materially adverse effect on the business of the corporation.

E.           Limiting Liability of Directors

No director of this corporation will be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty by such director, except to the extent expressly required by Minnesota law. Any repeal or modification of this Article V, E by the shareholders of the corporation will be prospective only and will not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

 A–6

ARTICLE VI
Cumulative Voting Prohibition

Shareholders will have no rights of cumulative voting.

ARTICLE VII
Preemptive Rights Prohibition

Shareholders will have no statutory preemptive rights.

ARTICLE VIII
Board of Director Action by Written Consent

Any action required or permitted to be taken at a meeting of the board of directors may be taken by written action signed, or consented to by authenticated electronic communication, by all of the directors then in office, unless the action is one which need not be approved by the shareholders, in which case such action will be effective if signed by, or consented to by authenticated electronic communication, the number of directors that would be required to take the same action at a meeting at which all directors were present.

ARTICLE IX
Quorum

A shareholders’ quorum consists of the holders of a majority of the shares entitled to vote at the meeting.

ARTICLE X
Amendment of Amended and Restated Articles of Incorporation

These Amended and Restated Articles of Incorporation shall only be amended, altered, changed, modified, added to, rescinded or repealed in whole or in part by:

i)            A legally submitted, properly passed resolution of the board of directors or a legally proposed resolution submitted by the required voting power of the shares entitled to vote as set forth in Minnesota Statutes Chapter 302A., and

ii)           Its submission to a vote at a regular or special meeting of shareholders to which written notice setting forth the substance of the proposed amendment and the time and place of the meeting is timely given to the shareholders entitled to vote at the meeting, and

iii)          The approval of said resolution by the shareholders upon the affirmative vote of two-thirds of the voting power of the shares present and entitled to vote.

A-7

FLEXSTEEL INDUSTRIES, INC.
P.O. BOX 877
DUBUQUE, IA 52004-0877

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M96734-P70070	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLEXSTEEL INDUSTRIES, INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		All	All	Except

		☐	☐	☐
1.

To elect three (3) Class III Directors to serve until the year 2019 Annual Meeting and until their respective successors have been elected and qualified or until their earlier resignation, removal or termination.

Nominees:

01) Jeffrey T. Bertsch
02) Michael J. Edwards
03) Nancy E. Uridil

		For	Against	Abstain
2.	Advisory vote to approve executive compensation.	☐	☐	☐

		For	Against	Abstain
3.	To amend Article IV of the Amended and Restated Articles of Incorporation regarding authorized capital.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M96735-P70070

FLEXSTEEL INDUSTRIES, INC. ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of Flexsteel Industries, Inc., hereby appoints Mary C. Bottie and Eric S. Rangen, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote at the Annual Meeting of the Shareholders of Flexsteel Industries, Inc., to be held on Monday, December 5, 2016 at 2:00 p.m. at the Flexsteel Global Headquarters, 385 Bell Street, Dubuque, Iowa 52001 and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side